Exhibit 99.1

LINDBLAD EXPEDITIONS HOLDINGS, INC. APPOINTS NEW INDEPENDENT DIRECTOR

NEW YORK, NY, August 4, 2015 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND), a global provider of expedition cruises and adventure travel experiences, today announced that it has appointed Bernard W. Aronson to serve as an independent director of the Company.

Mr. Aronson is currently Founding Partner of ACON Investments L.L.C., a middle market private equity group. He also serves as the U.S. Special Envoy to the Columbian Peace Process, appointed by President Obama in February 2015. His distinguished career has included positions in the private and government sectors, including international advisor to Goldman, Sachs & Co. from 1993 to 1996; Assistant Secretary of State for Inter-American Affairs from 1989 to 1993 where he was presented with the Distinguished Service Award for his role in ending the conflicts in Central America; and several White House positions under the Carter Administration. Mr. Aronson previously served as a director of Royal Caribbean Cruises LTD from 1993 until 2015, and also serves or has served during the past five years as a director of Kate Spade Inc, Hyatt Hotels Corporation, Chroma Oil and Gas, LP, Sequitur Energy, ACON Franchise Holdings, Mariner Energy and Northern Tier Energy. He serves on several Non-Profit Boards including The Nature Conservancy Maryland/DC chapter, The Amazon Conservation Team, the National Democratic Institute for International Affairs and is a member of the Council on Foreign Relations. He graduated with Honors from the University of Chicago.

"We are privileged to have Mr. Aronson join our Board," said Sven-Olof Lindblad, President and Chief Executive Officer of Lindblad. "He brings a global business and international relations perspective and a depth of expertise in both the private and public sectors that will provide us invaluable insight as we move the company forward.”

About Lindblad Expeditions Holdings Inc.

Lindblad is an expedition travel company that works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools. Lindblad’s common stock and warrants trade on The NASDAQ Stock Market under the symbols LIND and LINDW, respectively.